Exhibit 10.34
9/9/2021
Joshua Ensign

Dear Joshua,
We are pleased to offer you the position President of Proterra Transit, reporting to Jack Allen. We are offering you an annual salary of $400,000. The effective date is September 1st, 2021.
Effective for Fiscal Year 2021, you will continue to be eligible to participate in Proterra’s Annual Bonus Program. Your bonus percentage will adjust as of September 1, 2021 and you will be eligible for the new bonus target for the remainder of 2021.

Current Annual Bonus Target	New Annual Bonus Target
50%	75%

You will continue to be eligible to participate in the Proterra Long Term Incentive Program as outlined in your letter from Jack Allen on June 25, 2021. The Long-Term Incentive is outlined below:

Total Long-Term Incentive Value (Split between RSU and Options)	RSU Value	Stock Options Value
$750K	$375K	$375K

This award will vest in accordance with the terms and conditions of the Company’s equity incentive plan.
All elected benefits will be adjusted to reflect this increase.
We look forward to your continued contributions working with the Proterra team and providing you with professional opportunities.
Please sign below confirming your acceptance of the promotion and all information contained herein; then return to Human Resources by 9/10/2021. If you have any questions, please call Human Resources.
Again, congratulations and we wish you much success.
Sincerely,
Cissy Nix
Director, Human Resources
By signing and dating this letter below, I, Joshua Ensign, accept this offer.

Signature: /s/ Joshua Ensign        Date: 9/20/2021